UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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On April 28, 2022, SpartanNash Company (the “Company”) distributed a letter to shareholders in connection with the Company’s 2022 Annual Meeting of Shareholders and issued a press release containing a copy of the letter. A copy of the press release can be found below.

***

SpartanNash Mails Letter to Shareholders Highlighting Highly Engaged Board of Directors Overseeing Successful, Value-Enhancing Transformation

Company Recently Refreshed the Board, Appointing Three Highly Qualified and Experienced Directors
to Replace Three Current Directors

Board’s Decisive Actions Have Led to Outsized Shareholder Returns of 251% Since the Summer of 2019 And 88% Since September 2020, Meaningfully Outperforming the S&P 500

SpartanNash Nominees Outmatch Macellum and Ancora’s Slate in Critical Areas

Investor Group’s Nominees Lack Additive Skills and Would Reduce Board’s Diversity

Urges Shareholders to Vote “FOR” Each of SpartanNash’s Highly Qualified Director Nominees

on the WHITE Proxy Card

GRAND RAPIDS, Mich – April 28, 2022 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today mailed a letter to shareholders in connection with its 2022 Annual Meeting of Shareholders (“Annual Meeting”) urging them to vote the WHITE proxy card “FOR” each of SpartanNash’s qualified and experienced director nominees: Douglas A. Hacker, M. Shân Atkins, Matthew Mannelly, Julien Mininberg, Jaymin Patel, Maj. Gen. (Ret.) Hawthorne L. Proctor, Pamela Puryear, Ph.D., Tony Sarsam, and William R. Voss. The Annual Meeting will be held on June 9, 2022, and SpartanNash shareholders of record as of the close of business on April 11, 2022, are entitled to vote at the Annual Meeting.

The full text of the letter follows and can be found at SpartanNashTransformation.com.

April 28, 2022

Dear Fellow Shareholder,

At this year’s Annual Meeting, two activist investors, Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (“Macellum” and “Ancora,” respectively, and together, the “Investor Group”), are seeking to replace three of your highly qualified directors with their own candidates, including Macellum’s founder. Your Board has taken decisive actions to implement a comprehensive transformation of the Company, refresh your Board’s composition and make significant executive leadership upgrades to drive improved financial performance – all of which are taking hold, delivering measurable results and driving shareholder value.

In contrast, the Investor Group continues to pursue a cookie-cutter playbook that seeks self-serving gains from financial engineering, and which we believe puts the Company and your investment at significant risk. The Investor Group has conceded it has not developed a future operating plan for the Company and would only do so if their financial playbook falls through. Their focus on selling critical company assets or the whole company is short-term oriented and demonstrates a lack of interest in exploring options that could generate superior long-term value. Regardless of its tactics, the Investor Group’s attacks are based on information that is over four years old and pre-dates the Company’s successful business and leadership transformation.

The changes being proposed by the Investor Group would distract the Company from its current path, which is producing demonstrable results and outsized shareholder returns. The reality is that your highly engaged, recently refreshed Board has successfully overseen an effort that has enhanced value and positioned the Company to meet the demands of a highly competitive, constantly evolving industry.

We urge you to vote “FOR” each of SpartanNash’s highly qualified and experienced director nominees – Douglas A. Hacker, M. Shân Atkins, Matthew Mannelly, Julien Mininberg, Jaymin Patel, Maj. Gen. (Ret.) Hawthorne L. Proctor, Pamela Puryear, Ph.D., Tony Sarsam, and William R. Voss – on the WHITE proxy card.

The SpartanNash Board is Refreshed, Exceptionally Qualified, Independent and Diverse

Your Board engages in thoughtful refreshment to ensure that it has skillsets suited to oversee the Company’s business and drive shareholder value. The Board composition balances fresh perspectives gained by adding highly qualified new Board members with the continuity of institutional knowledge provided by SpartanNash’s tenured directors. We believe this approach has been instrumental in helping the Company navigate industry and business cycles, make forward-thinking capital allocation decisions and manage through risks and challenges.

The Board refreshment process has been ongoing for many years. Two new directors joined the Board in 2018, including director nominee Matthew Mannelly, as well as Gregg Tanner who unexpectedly passed away in 2019. The Board paused its refreshment to onboard a new CEO and executive leadership team in 2020 and early 2021 while simultaneously navigating the COVID-19 pandemic. In the summer of 2021, well before the Company had any contact with the Investor Group, the Board reinitiated its refreshment process with the assistance of a leading executive search firm. This process was led by new independent Chair Douglas Hacker and Nominating and Corporate Governance Committee Chair William Voss. In making its determination to appoint Julien Mininberg, Jaymin Patel and Pamela Puryear, Ph.D. as new independent directors, your Board considered approximately 175 candidates – including the five nominees Macellum originally submitted in December 2021 – and incorporated feedback from shareholders about the Board’s composition.

If all of your Board’s nominees are elected at the 2022 Annual Meeting, your Board will be composed of nine highly qualified directors, eight of whom are independent, including an independent Board Chair. In addition, with diversity as a priority at SpartanNash, four of your Board’s directors will be diverse across race and gender and a majority of your Board will have joined since 2018.

5 Current Directors Joined in Past 5 Years	33% Racial Diversity	22% Gender Diversity

Your Board Has Driven a Comprehensive Company Transformation, Made Important Executive Leadership Enhancements and Is Overseeing Improved Financial Performance

Your Board has overseen and helped develop the successful strategy being executed by a new leadership team, which focuses on driving change through the Company’s transformation, operating model and People First culture. This work is enhancing profitable growth and enabling SpartanNash to generate superior returns for shareholders with ample runway ahead.

Our work has not come without challenges – but your Board has taken decisive action to swiftly address each one. Following years of solid results after the merger that brought Spartan Stores and Nash Finch together to create SpartanNash, the Board promoted SpartanNash’s President and COO to CEO in 2017 due to his track record of success and as part of the Company’s succession planning. This appointment was made with clear performance expectations, and when those expectations were not met, your Board held management accountable. We asked one of the Company’s directors to step in and serve as interim CEO in 2019 while we conducted a search process that resulted in the hiring of Tony Sarsam as CEO in September 2020.

Additional actions have included allocating capital in an accountable and prudent way that prioritizes balance sheet flexibility, investment in the business and active portfolio management. Through our approach, we reduced net long-term debt by $269 million over the last two fiscal years, finishing fiscal year 2021 with a net long-term debt-to-adjusted-EBITDA leverage ratio of 1.8x. This was a significant improvement from our ratio of 3.7x at the end of 2019. We achieved this balance sheet transformation while also returning capital to shareholders through share buybacks and regularly increasing dividends.

Today, we believe SpartanNash is better positioned for profitable growth than at any time in the past. The Company’s transformation is demonstrably underway and it is clear that our strategy is working. SpartanNash’s total shareholder return has been 251% since the Board transitioned the management team in the summer of 2019[i]and 88% since September 2020 when Tony Sarsam was announced as CEO[ii]. The Company has also significantly outperformed the S&P 500 over those same time periods.

__________________________

[i] Source: FactSet as of March 17, 2022; David Staples steps down as CEO on August 12, 2019

[ii] Source: FactSet as of March 17, 2022; Tony Sarsam announced as CEO on September 14, 2020

Your Highly Engaged Board Is Exceptionally Suited to Advance the Company’s Transformation
And Continue to Drive Shareholder Value

The SpartanNash Board has a record of holding management accountable. At the same time, the Board is working closely with the Company’s new leadership team to drive the Company’s ongoing transformation.

Meet Your Board Nominees:

Collectively, SpartanNash’s directors possess extensive public company board leadership and operating experience, as well as financial and industry expertise spanning food distribution, retail and consumer goods. The Board also brings skills across strategy, business and culture transformation, supply chain and technology, and other areas that are directly relevant to SpartanNash’s business and reflective of shareholder input.

Your Board has nominated nine directors for election at the 2022 Annual Meeting that collectively bring the right combination of knowledge, expertise and skillsets to drive SpartanNash forward.

SpartanNash Board of Directors Skills & Expertise	Number of Directors
Business Operations and Leadership	9 of 9
Food or Consumer Product Industry	9 of 9
Sales and Marketing	7 of 9
Supply Chain / Logistics / Distribution	4 of 9
Strategic Transaction / M&A	8 of 9
Financial Expertise	4 of 9
Risk Management	7 of 9
Public Company Board Experience	8 of 9
ESG / D&I	4 of 9

We are confident that the expertise and skillsets of your directors outmatch those of the Investor Group’s director nominees in every critical area. The Investor Group’s candidate slate simply does not measure up.

Douglas A. Hacker, M. Shân Atkins and William R. Voss Are Better Qualified
Than the Investor Group’s Nominees; the Investor Group’s Nominees Bring No Additive Skills
and Would Reduce the Board’s Diversity

The directors targeted by the Investor Group – Douglas A. Hacker, M. Shân Atkins and William R. Voss – bring expertise relevant to the Company’s business and have been key architects in developing and overseeing the execution of the Company’s transformation, recruiting new management and refreshing the Board.

Douglas A. Hacker Former EVP of Strategy, President of UAL Loyalty Services and CFO for United Airlines		M. Shân Atkins Director of Darden Restaurants and Former Partner at Bain & Company, Global Consumer & Retail Practice		William R. Voss Founder and Managing Partner of Lake Pacific Partners, former CEO/President of Natural Nutrition Group, McCain Foods and Pilgrim’s Pride
●	Extensive public company leadership and board experience, including having served as a director for Travelport Worldwide Limited, SeaCube Container Leasing and Aircastle Limited, and currently as director for Columbia Seligman Premium Technology Growth Fund and Tri-Continental Corp	●	Extensive public company board experience, including through service on 10 North American retail company boards, such as Darden Restaurants, The Pep Boys, Shoppers Drug Mart and Tim Hortons, where she oversaw superior share price performance and in the case of Tim Hortons, a sale of the Company to Burger King and 3G Capital for more than $11 billion	●	Extensive public and private company leadership and board experience in the food, consumer products and distribution industries

●	Proven track record of maximizing shareholder value in director roles, including through all-cash sales completed at Travelport, SeaCube and Aircastle	●	Spent more than a decade at Bain & Company advising clients, including a best-in-class grocery retailer and several leading big box and other specialty retailers, on matters ranging from operating performance improvement to business transformations and M&A	●	Highly successful private equity investor in the food, consumer products and retail industries, generating top quartile net returns (IRR’s) in excess of 25%

●	Corporate entrepreneur, founder of travel booking site, Orbitz; served as shareholder representative on the Board following IPO and through company sale	●	Held major executive roles with Sears Roebuck including leading the $2.3B hard lines business to record results, running global product sourcing and launching a new retail concept, The Great Indoors	●	Entrepreneur who founded and led Natural Nutrition Group, a leading organic food manufacturer, which was sold to Hain Celestial Group

●	In various roles at United Airlines, was responsible for raising billions of capital in wide variety of transactions, reorganizing internet assets and loyalty businesses, improving profitability of MileagePlus business by over $100M in first year, and generating over $300M of gains from sale of internet businesses	●	Veteran speaker and instructor in leading corporate governance programs in the USA and Canada (NACD, WCD, NYSE/Corporate Board Member, and ICD, among others)	●	In roles as Chair or CEO, as private equity investor and senior advisor, was responsible for leading mergers, acquisitions, divestitures, and debt/equity financings totaling more than $3B

		●	A co-author of NACD’s Directorship Certification examination, the gold standard in the USA for professional directors	●	As Principal at Booz, Allen & Hamilton, advised numerous food, consumer and retail clients, including leading food/drug retail and direct-to-consumer businesses

In sharp contrast, the Investor Group’s nominees, if elected, would not be additive to your Board’s collective skillset and would reduce your Board’s diversity.

Jonathan Duskin, the founder of Macellum, has few skills relevant to SpartanNash’s business and no food, grocery or distribution experience
John Fleming has previously served as a Board representative for Macellum and Ancora at Bed Bath & Beyond, and there are questions about his time at Walmart which ended over 10 years ago
Michael Lewis appears not to have been active in a relevant business since 2011, his brief tenure at Nash Finch Company was almost 20 years ago, and he has never served as a director of a public company

SpartanNash remains open-minded and receptive to constructive ideas, from any source, that will drive shareholder value. However, your Board believes it is not in shareholders’ best interest to bring the Investor Group’s predetermined, poorly conceived and value-destroying agenda into the boardroom.

After doing little to understand SpartanNash’s multi-faceted business, the Investor Group continues to propose a sale-leaseback of critical company warehouses and distribution facilities or the exploration of a sale of the entire Company. The Investor Group’s recycled playbook is one that they have attempted to use in the past at apparel, discount and department store retailers – and that has failed to deliver shareholder value on multiple occasions, including at Big Lots and Bed, Bath & Beyond (where John Fleming was nominated and added to the Board by Macellum and Ancora).

For SpartanNash, we believe a sale-leaseback would leave the Company in a far riskier financial position than at other companies where the Investor Group proposed the same approach. It would fail to generate any revenue and would take away substantial operating flexibility. Independent analysts agree:

“We strongly believe that maintaining a strong balance sheet at this time is critical. That implies Macellum’s suggestion that [SpartanNash] take on debt to monetize its real estate is a far less than optimal financial strategy, in our opinion.”

– Northcoast Research Partners, April 21, 2022[iii]

The Investor Group’s cookie-cutter playbook demonstrates, at best, a basic lack of knowledge and understanding of SpartanNash’s vastly different business model, and at worst, a blatant disregard of how SpartanNash’s business operates – with the largest portion of the Company’s revenue being generated from distribution, not retail. Despite vague allusions to a future operating plan, the Investor Group has presented no new operational or strategic ideas. Instead, the Investor Group has conceded that their nominees, if elected, would prioritize the Investor Group’s short-term focused agenda, and develop an operating plan only if a short-term gain from financial engineering or a sale transaction went unrealized. We believe that this narrow, misplaced prioritization of financial engineering would jeopardize the Company’s positive trajectory.

__________________________

[iii] Permission to use quote neither sought nor obtained

Please protect your investment in SpartanNash and vote “FOR” each of SpartanNash’s directors listed on the WHITE proxy card

The current SpartanNash Board is best suited to oversee and advance the Company’s transformation, with the expertise and skills necessary to continue delivering positive financial performance and drive enhanced shareholder value. Do not let the Investor Group derail SpartanNash’s continued progress or risk the long-term potential of your investment by replacing three critical members of your Board. Your Board has been open-minded and responsive to shareholder input and has attempted to find a constructive resolution. However, the Investor Group has refused to engage, and has refused to allow SpartanNash to even interview them. We do not believe the changes to the Board proposed by the Investor Group are warranted or in the best interests of all shareholders.

Protect the value of your investment and vote the WHITE proxy card today “FOR” each of SpartanNash’s highly qualified and experienced director nominees – Douglas A. Hacker, M. Shân Atkins, Matthew Mannelly, Julien Mininberg, Jaymin Patel, Maj. Gen. (Ret.) Hawthorne L. Proctor, Pamela Puryear, Ph.D., Tony Sarsam, and William R. Voss.

We appreciate your continued support.

Sincerely,

SpartanNash Board of Directors

YOUR VOTE IS IMPORTANT!

Simply follow the easy instructions on the enclosed WHITE proxy card to vote by telephone, by internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote electronically by following the detailed instructions provided by your bank or broker. Please simply disregard any blue proxy card you may receive from the Investor Group. If you have already voted using a blue proxy card received from the Investor Group, you can revoke it by following the instructions on the enclosed WHITE proxy card.

If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies, Morrow Sodali LLC, at the contact listed below:

Shareholders Call Toll Free:

(800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect:

(203) 658-9400

Email:

SPTN@investor.morrowsodali.com

Advisors

BofA Securities is serving as financial advisor to SpartanNash and Sidley Austin LLP is serving as legal advisor to SpartanNash.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company's own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. In addition, the Company owns and operates 145 supermarkets - primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market - and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this letter include "forward-looking statements" about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements are identifiable by words or phrases indicating that the Company or management “expects,” “anticipates,” “plans,” “believes,” or “estimates,” or that a particular occurrence or event “may,” “could,” “should,” “will” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook” or “trend” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that the Company is “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. There are many important factors that could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in the highly competitive grocery distribution, retail grocery and military distribution industries; disruptions associated with the COVID-19 pandemic; the Company's ability to manage its private brand program for U.S. military commissaries; the Company's ability to implement its growth strategy; the ability of customers to fulfill their obligations to the Company; the Company's dependence on certain major customers, suppliers and vendors; disruptions to the Company's information security network; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company’s ability to successfully manage leadership transitions; the Company's ability to service its debt and to comply with debt covenants; interest rate fluctuations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues and rising labor costs; changes in government regulations; and other risks and uncertainties listed under “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this letter.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s shareholders for the Company’s 2022 annual meeting of shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investor Relations” section of our website, www.spartannash.com, or by contacting SpartanNashIR@icrinc.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Financial Measures

This letter includes information regarding net long-term debt, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), and a net long-term debt to adjusted-EBITDA ratio. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Adjusted EBITDA for fiscal 2021 excludes, among other items, organizational realignment, severance associated with cost reduction initiatives and the transition impact of a new paid time off plan. Organizational realignment includes benefits for associates terminated as part of a leadership transition plan which do not meet the definition of a reduction-in-force. Adjusted EBITDA for fiscal year 2020 excludes, among other items, “Fresh Cut operating losses” subsequent to the decision to exit these operations, severance associated with cost reduction initiatives, organizational alignment costs, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Adjusted EBITDA for fiscal year 2019 excludes, among other items, “Fresh Kitchen operating losses” subsequent to the decision to exit these operations at the beginning of the third quarter, costs associated with organizational realignment, which include significant changes to the Company's management team, and fees paid to a third-party advisory firm associated with Project One Team, the Company's initiative to drive growth while increasing efficiency and reducing costs. Each of these items are considered “non-operational” or “non-core” in nature. These measures were adjusted for the impact of the 53rd week in 2020 to provide better comparability to 2021 and 2019.

Table 1: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	2021 (52 Weeks)	2020 (53 Weeks)	2019 (52 Weeks)
Net earnings	$73,751	75,914	5,742
Loss from discontinued operations, net of tax	—	—	175
Income tax expense (benefit)	24,906	9,450	(2,342)
Other expenses, net	13,543	17,042	53,367
Operating earnings	112,200	102,406	56,942
Adjustments:
LIFO expense	18,652	2,176	5,892
Depreciation and amortization	92,711	89,504	87,866
Acquisition and integration	708	421	1,437
Restructuring and asset impairment, net	2,886	24,398	13,050
Cloud computing amortization	2,140	297	—
Costs associated with Project One Team	—	493	5,428
Organizational realignment, net	589	455	1,812
Severance associated with cost reduction initiatives	423	5,154	—
Stock-based compensation	6,975	6,265	7,313
Stock warrant	1,958	6,549	—
Non-cash rent	(4,059)	(4,733)	(5,622)
Fresh Cut operating losses	—	2,262	—
(Gain) loss on disposal of assets	(106)	3,330	—
Fresh Kitchen operating losses	—	—	2,894
Expenses associated with tax planning strategies	—	82	—
Paid time off transition adjustment	(21,371)	—	—
Other non-cash charges	—	—	933
Adjusted EBITDA	213,706	239,059	177,945
53rd week	—	(4,246)	—
Adjusted EBITDA, excluding 53rd week	$213,706	$234,813	$177,945

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings and other income or cash flow statement data. The Company’s definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 2: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	January 1, 2022	January 2, 2021	December 28, 2019
Current portion of long-term debt and finance lease liabilities	$6,334	$5,135	$6,349
Long-term debt and finance lease liabilities	399,390	481,309	682,204
Total debt	405,724	486,444	688,553
Cash and cash equivalents	(10,666)	(19,903)	(24,172)
Net long-term debt	$395,058	$466,541	$664,381

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 3: Net Long-Term Debt to Adjusted EBITDA Ratio

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	2021 (52 Weeks)	2020 (53 Weeks)		2019 (52 Weeks)
Net long-term debt	$395,058		$466,541		$664,381
Adjusted EBITDA	213,706		239,059		177,945
Net long-term debt to adjusted EBITDA ratio	1.8	x	2.0	x	3.7	x

Notes: The net long-term debt to adjusted EBITDA ratio is a non-GAAP financial measure that is defined as net long-term debt divided by adjusted EBITDA. The net long-term debt to adjusted EBITDA ratio is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Contacts

Investor Contacts:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNashIR@icrinc.com

616-878-8354

Shareholders Contact:

Morrow Sodali

Mike Verrechia/Bill Dooley

800-662-5200

Media Contact:

Adrienne Chance

Senior Vice President, Communications

Adrienne.Chance@spartannash.com

press@spartannash.com

Leigh Parrish / Nick Lamplough / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449